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                                                                 EXHIBIT 99.1


PRESS RELEASE

ABGENIX TO BECOME SOLE OWNER OF XENOMOUSE FULLY HUMAN ANTIBODY TECHNOLOGY
- Abgenix to Acquire Japan Tobacco's Interests in Xenotech Joint Venture --

CONTACTS

Kurt Leutzinger                                               Abgenix, Inc.
Vice President and
Chief Financial Officer
510-608-6575
and
Marion Glick
Porter Novelli
(212) 601-8273 Abgenix, Inc.

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FREMONT, CALIFORNIA -- December 20, 1999 -- Abgenix, Inc. (Nasdaq: ABGX) will become the sole owner of the XenoMouse-TM-, a leading technology for generating fully human antibody drugs useful in treating a wide range of diseases, by acquiring all of the interest in the technology owned by JT America Inc. (JT America). Under the agreements signed today, Abgenix will pay $47 million to JT America for its 50 percent interest in Xenotech, Inc., and Xenotech, L.P., (Xenotech), an equally owned limited partnership between the two companies that created the XenoMouse. Abgenix will also pay $10 million as compensation to Japan Tobacco, Inc. (JT) to relinquish certain option and license rights it is currently entitled to. The acquisition, expected to close by year-end, is contingent upon approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

"Abgenix's acquisition of Japan Tobacco's share of the Xenotech partnership reflects our profound enthusiasm for the commercial potential of the XenoMouse technology," stated R. Scott Greer, president and CEO of Abgenix. "With sole ownership of this industry-leading technology, we will capture 100 percent of the value of the XenoMouse technology deals executed to date as well as remove limits on the number and form of deals Abgenix can do in the future. For example, our recently completed multi-product alliances with two leading genomics companies, Human Genome Sciences and CuraGen, will be facilitated by this transaction."

Under the arrangement, JT will have a research license to use XenoMouse technology and options to license the technology for a small number of antigen targets each year. Abgenix also will provide JT with licenses to related technology. In return for these licenses, JT will pay Abgenix $10 million. JT also retains options to, or licenses on, several antigen targets it has previously nominated under the Xenotech structure. For all antibody products generated using XenoMouse technology and developed by JT, JT will make license fee payments to Abgenix as well as royalty payments on any product sales.


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"Including Japan Tobacco, we have 15 XenoMouse partners pursuing at least 20 product candidates, a number we expect to grow at an accelerating pace," Greer noted. "Japan Tobacco has been a tremendously supportive partner for us over the years, and we look forward to continuing to work with them under the new arrangement."

A former subsidiary of JT America and Cell Genesys formed Xenotech, an equally owned limited partnership, in 1991. When Cell Genesys created Abgenix in 1996 as a wholly owned subsidiary, Cell Genesys assigned its interest in Xenotech to Abgenix. JT and its subsidiaries invested more than an estimated $40 million in the creation of XenoMouse technology.

"Japan Tobacco is proud to have contributed to the creation of XenoMouse technology; however, our strategy regarding XenoMouse technology has evolved as our pharmaceutical business has grown," stated Mr. Takashi Kato, Managing Director, Pharmaceutical Division of JT. "Our emphasis now will be on generating antibody products for our pharmaceutical division to market itself rather than on creating a royalty based income stream."

Abgenix developed XenoMouse-TM- technology to enable the rapid generation of high affinity, fully human antibody product candidates to essentially any disease target appropriate for antibody therapy. Abgenix has collaborative arrangements with multiple pharmaceutical and biotechnology companies involving its XenoMouse technology. In addition, Abgenix has multiple proprietary antibody product candidates under development internally, three of which are in human clinical trials for graft-versus-host disease, psoriasis, rheumatoid arthritis, and cancer.

Abgenix also collaborates with the U. S. Army Medical Research Institute of Infectious Diseases in which the Army uses the XenoMouse technology to make fully human antibodies that will be tested for their ability to provide protection against filovirus and poxvirus infections. Filoviruses, such as Ebola virus and Marburg virus, and poxviruses, including smallpox, pose a potential biological warfare or bioterrorism threat.

Antibodies are naturally occurring proteins that the body's immune system uses to combat many diseases. As therapeutic products, antibodies have several potential advantages over other therapies. The highly specific interaction between an antibody and its target may, for example, reduce unwanted side effects that may occur with other therapies. Fully human antibodies are desirable because they avoid the risk of rejection present with mouse or partial mouse antibodies.

Abgenix is a biopharmaceutical company that develops and intends to commercialize antibody therapies for the treatment of such conditions as transplant-related diseases, inflammatory and autoimmune disorders, cardiovascular disease, infectious diseases, and cancer. For more information on Abgenix, visit the company's Web site at www.abgenix.com.

STATEMENTS MADE IN THIS PRESS RELEASE ABOUT ABGENIX'S XENOMOUSE TECHNOLOGY, PRODUCT DEVELOPMENT ACTIVITIES AND COLLABORATIVE ARRANGEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACT, ARE FORWARD LOOKING STATEMENTS AND ARE SUBJECT TO A NUMBER OF UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE STATEMENTS MADE, INCLUDING RISKS ASSOCIATED WITH THE SUCCESS OF CLINICAL TRIALS, THE PROGRESS OF RESEARCH AND PRODUCT DEVELOPMENT PROGRAMS, THE REGULATORY APPROVAL PROCESS, COMPETITIVE PRODUCTS, FUTURE CAPITAL REQUIREMENTS AND THE EXTENT AND BREADTH OF ABGENIX'S PATENT


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PORTFOLIO. PLEASE SEE ABGENIX'S PUBLIC FILINGS WITH THE SECURITIES AND
EXCHANGE COMMISSION FOR INFORMATION ABOUT RISKS THAT MAY AFFECT ABGENIX.